Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS FOURTH QUARTER RESULTS

Lower Western European Sales Impact Operating Income

CHICAGO, IL – FEBRUARY 20, 2013 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $1.4 million, or $0.21 per share for the fourth quarter of 2012 as compared to net income of $2.0 million, or $0.31 per share for the fourth quarter of 2011. In addition, operating income was $1.4 million for the current quarter compared to $2.3 million in the same quarter last year. These reductions reflected a drop in net sales to $35.7 million from $37.5 million and a gross margin of 28.8 percent compared to 31.4 percent in the prior year period. For the year, Cobra reported net income of $3.2 million, or $0.48 per share, as compared to a net income of $3.1 million, or $0.47 per share in the prior year and operating income of $3.3 million as compared to $4.7 million in 2011.

Consolidated net sales were $35.7 million compared to $37.5 million in the fourth quarter of 2011, with the Cobra segment reporting lower sales of $496,000, or 1.5 percent and the Performance Products Limited (“PPL”) segment reporting a decrease of $1.3 million, or 31.0 percent. The sales drop for the Cobra segment resulted from lower European sales of Two Way radios and lower domestic sales of Truck Navigation products and Two Way radios, but was partially offset by higher domestic sales of Citizens Band radios. The lower domestic Truck Navigation sales reflected more promotional pricing this quarter due to increased competition while the lower domestic Two Way radio sales resulted from lower sell-through at a major retailer in part due to the economic climate in the fourth quarter. The increase in domestic Citizens Band radio sales reflected a pick-up in Travel Center sales. The PPL sales decrease was attributable to lower sales of Truckmate™ navigation products as a result of a difficult economic environment and increased competition in the fourth quarter.

Cobra Fourth Quarter Results – 2

“While we are disappointed to report a lower operating performance from the fourth quarter of 2011, we believe that our results are reflective of the slow and uneven pace of the global economic recovery as well as the particularly difficult economic conditions across Western Europe. However, we are still optimistic about Cobra’s ability to achieve improved results in 2013” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Consolidated gross margin was 28.8 percent compared to 31.4 percent in the fourth quarter of 2011 primarily as a result of a less favorable product mix in the Cobra segment. The gross margin for the Cobra segment was 28.0 percent versus 31.2 percent in the same quarter last year as higher margin products represented a smaller percentage of total sales and as a result of an unfavorable foreign exchange impact. PPL’s gross margin increased to 38.9 percent from 32.6 percent last year reflecting mainly an improved product mix.

Selling, general and administrative expenses decreased to $8.9 million in the fourth quarter from $9.5 million in the prior year’s quarter. The decrease related to both variable selling expenses, which declined consistent with net sales, and lower fixed expenses, principally in the Cobra segment, that represented mainly lower management incentive and bad debt expenses. However, these decreases were partially offset by higher legal fees related to an ongoing patent infringement lawsuit that the Company believes is without merit and is vigorously defending.

Interest expense for the fourth quarter of 2012 was $271,000 compared to $308,000 for the fourth quarter of 2011 due to a lower interest rate. Other income was $337,000 compared to other income of $351,000 in the prior year’s quarter. A tax provision of $83,000 was recorded in the current quarter as compared to a $302,000 tax provision in the fourth quarter of 2011 mainly as a result of a lower required state tax provision for Illinois due to the lower pretax income.

Interest-bearing debt increased to $20.3 million as of December 31, 2012 compared to $18.7 million at December 31, 2011. Cash on hand at December 31, 2012 was $1.8 million as compared to $1.0 million at December 31, 2011 due to the timing of cash receipts. Inventory at the end of the fourth quarter increased to $38.1 million from $34.1 million the prior year as a result of the lower than expected sales in the third quarter of 2012. Accounts receivable at the end of the quarter were $20.9 million, a decrease from $23.4 million one year earlier.

For the year ended December 31, 2012, consolidated net sales for Cobra decreased by 3.5 percent, to $118.9 million from $123.3 million mainly due to the sales drop in the third quarter compared to the same quarter last year. Gross margin was 29.0% for the year ended December 31, 2012, which was slightly lower than 29.3% for the prior year. These decreases resulted in operating income of $3.3 million for the year ended December 31, 2012 as compared to operating income of $4.7 million for the prior year.

In December 2012, Cobra completed an amendment and extension of its bank agreement through July 16, 2016, increasing its revolving asset-based facility from $30.0 million to $35.0 million. The amended facility also provides further liquidity due to higher availability on certain assets and a lower interest rate. Additionally, the amended facility increases the amount of permitted capital expenditures to a maximum of $4.0 million per year from $3.5 million per year.

Cobra Fourth Quarter Results – 3

In discussing the outlook for the first quarter of 2013, as well as the entire year, Mr. Bazet said, “Absent legal fees related to the ongoing patent infringement lawsuit, the Company expects to achieve a slightly lower operating income in the first quarter of 2013 than in the first quarter of 2012 due to certain initial load-ins of new products that will not be repeated. The Company anticipates a higher level of profitability in 2013 as compared to 2012 as Cobra’s business will be more successful in the current economic environment from the introduction of innovative new products, many of which were well received at the recent Consumer Electronics Show, and planned new distribution Worldwide.”

Cobra will be conducting a conference call on February 20, 2013 at 11:00 a.m. EDT to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Fourth Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2012	2011	2012	2011
Net sales	$35,732	$37,506	$118,906	$123,259
Cost of sales	25,429	25,732	84,378	87,162

Gross profit	10,303	11,774	34,528	36,097
Selling, general and administrative expense	8,921	9,504	31,236	31,351

Earnings from operations	1,382	2,270	3,292	4,746
Other (expense) income:
Interest expense	(271)	(308)	(1,036)	(1,103)
Other, net	337	351	1,022	(387)

Earnings before taxes	1,448	2,313	3,278	3,256
Tax provision	83	302	108	169

Net earnings	$1,365	$2,011	$3,170	$3,087

Net earnings per common share:
Basic	$0.21	$0.31	$0.48	$0.47
Diluted	$0.21	$0.31	$0.48	$0.47

Weighted average shares outstanding:
Basic	6,611	6,540	6,599	6,526
Diluted	6,621	6,545	6,613	6,526

Cobra Fourth Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2012	December 31, 2011
ASSETS:
Current assets:
Cash	$1,785	$1,033
Accounts receivable, net	20,943	23,400
Inventories, net	38,068	34,093
Other current assets	3,071	2,726

Total current assets	63,867	61,252
Property, plant and equipment, net	5,323	5,367
Total other assets	14,300	13,976

Total assets	$83,490	$80,595

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,598	$7,368
Accrued liabilities	7,931	8,910
Short-term debt	20,284	18,655

Total current liabilities	33,813	34,933

Non-current liabilities:
Deferred taxes	886	1,159
Deferred compensation	7,781	7,392
Other long-term liabilities	750	588

Total non-current liabilities	9,417	9,139

Equity:
Shareholders’ equity—Cobra	40,260	36,523

Total equity	40,260	36,523

Total liabilities and shareholders’ equity	$83,490	$80,595